Exhibit 10.5

December 12, 2007

To:	The Great Atlantic and Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645
Attn: Brenda Galgano, Senior Vice President and Chief Financial Officer
	Telephone:	201-573-4363
	Facsimile:	201-937-8715

From:	Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street
New York, NY 10019
	Attn:	John Servidio
	Telephone:	212-847-6527
	Facsimile:	212-230-8610

Re:	Convertible Bond Hedge Transaction (2011)
(Transaction Reference Number: NY-32864)

Ladies and Gentlemen:

          The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“Dealer”) and The Great Atlantic and Pacific Tea Company, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

          1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of December 18, 2007 between Counterparty and Wilmington Trust Company, as trustee and the first supplemental indenture to such indenture to be date as of December 18, 2007 (such indenture, together with such supplemental indenture, the “Supplemental Indenture”) relating to the USD 150 million principal amount of 5.125% convertible senior notes due 2011 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Supplemental Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Supplemental Indenture are based on the draft of the Supplemental Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Supplemental Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Supplemental Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. The parties further acknowledge that references to the Supplemental Indenture herein are references to the Supplemental Indenture as in effect on the date of its execution and if the Supplemental Indenture is amended following its execution any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

          This Confirmation evidences a complete and binding agreement and supersedes any prior agreements, written or oral, between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Master Agreement”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

          All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the

Definitions or the Agreement, this Confirmation shall govern.

          2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 12, 2007

Effective Date:	The closing date of the offering of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD 1.00 per share (Ticker Symbol: “GAP”).

Number of Options:

The number of Convertible Securities in denominations of USD 1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities; provided that the Number of Options shall be automatically increased as of the date of exercise by Banc of America Securities LLC, and Lehman Brothers Inc., as Representatives of the Underwriters (as defined in the Underwriting Agreement), of their option pursuant to Section 2(b) of the Underwriting Agreement dated as of December 12, 2007, between the Counterparty and Banc of America Securities LLC, Lehman Brothers Inc. and Friedman, Billings, Ramsay & Co., as a “qualified independent underwriter”, (the “Underwriting Agreement”), by the number of Convertible Securities in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Convertible Securities, the “Additional Convertible Securities”).

Applicable Percentage:	50%

Number of Shares:	As of any date, the product of the Number of Options and the Option Entitlement.

Option Entitlement:	As of any date, a number equal to the product of the Conversion Rate as of such date and the Applicable Percentage.

Strike Price:	USD 36.40

Conversion Rate:

As of any date, the Conversion Rate, as defined in the Supplemental Indenture, but without regard to any adjustments to the Conversion Rate pursuant to the Conversion Rate Adjustment Sections (as defined in the Supplemental Indenture) (except as set forth under the “Delivery Obligation”).

Premium:

USD 12,000,000 (Premium per Option USD 5.824); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Securities.

Exchange:	New York Stock Exchange
Related Exchange:	All Exchanges

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” as defined in the Supplemental Indenture.

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Options equal to the number of Convertible Securities in denominations of USD 1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Supplemental Indenture shall be automatically exercised, subject to “Notice of Exercise” below.

Expiration Date:	June 15, 2011

Automatic Exercise:	Not applicable (as provided above under “Required Exercise on Conversion Dates”).

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the applicable Settlement Averaging Period for the Options, which notice shall specify (i) the number of Options being exercised and the scheduled Settlement Date, (ii) the scheduled first day of the applicable Settlement Averaging Period, (iii) the applicable Settlement Method and (iv) the applicable Specified Cash Amount (as defined in the Supplemental Indenture); provided that in respect of Options relating to Convertible Securities with a Conversion Date occurring on or after the Final Conversion Period, such notice (except for notice of the Settlement Method, which shall be provided as specified above) may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Options and the applicable Specified Cash Amount.

Final Conversion Period:

With respect to any Conversion Date occurring on or after the 32nd Scheduled Valid Day immediately preceding the Expiration Date, the 30 consecutive Valid Day period beginning on, and including, the 32nd Scheduled Valid Day immediately prior to the Expiration Date, subject to any extension due to a Market Disruption Event.

Specified Cash Amount:	“Specified Cash Amount” (defined in the Supplemental Indenture) applicable to such conversion.

Valuation Time:

At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Valid Day for the Shares for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares.”

Settlement Terms:

Settlement Method:

Net Share Extended Settlement, Net Share Regular Settlement, Combination Settlement or Cash Settlement consistent with the settlement method elected by Counterparty for the corresponding Convertible Securities; provided that, if Counterparty does not provide a notice of Settlement Method to Dealer pursuant to Notice of Exercise above, Net Share Extended Settlement shall be deemed to apply to the relevant Options.

Net Share Extended Settlement:

Net Share Extended Settlement shall apply if either (i) Counterparty has elected to deliver only Shares to satisfy the Conversion Obligation (as defined in the Supplemental Indenture) in connection with the conversion of the relevant Convertible Securities or (ii) Counterparty has elected to deliver a combination of Shares and cash to satisfy the Conversion Obligation in connection with the conversion of the relevant Convertible Securities and the Specified Cash Amount with respect to such conversion is less than $1,000.

Net Share Regular Settlement:

Net Share Regular Settlement shall apply if (i) Counterparty has elected to deliver a combination of Shares and cash to satisfy the Conversion Obligation in connection with the conversion of the relevant Convertible Securities and (ii) the Specified Cash Amount with respect to such conversion is equal to $1,000.

Combination Settlement:

Combination Settlement shall apply if (i) Counterparty has elected to deliver a combination of Shares and cash to satisfy the Conversion Obligation in connection with the conversion of the relevant Convertible Securities and (ii) the Specified Cash Amount with respect to such conversion is greater than $1,000.

Cash Settlement:	Cash Settlement shall apply if Counterparty has elected to deliver only cash to satisfy the Conversion Obligation in connection with the conversion of the relevant Convertible Securities.

Delivery Obligation:	Dealer will deliver to Counterparty, on the relevant Settlement Date,

(a) if Net Share Extended Settlement applies, a number of Shares equal to the Net Shares (calculated based on a Settlement Averaging Period for a Net Share Extended Settlement) in respect of any Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

(b) if Net Share Regular Settlement applies, a number of Shares equal to the Net Shares (calculated based on a Settlement Averaging Period for a Net Share Regular Settlement) in respect of any Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

(c) if Combination Settlement applies, an amount of cash and a number of Shares, if any, equal to the Combination Amount.

(d) if Cash Settlement applies, an amount of cash equal to the Conversion Value in excess of $1,000.

If such exercise relates to the conversion of Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to the adjustments to the Conversion Rate pursuant to Section 5.20 of the Supplemental Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include such additional Shares and/or cash, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant Settlement Averaging Period) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 5.20 of the Supplemental Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation).

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares or Combination Amount valued at the VWAP Price for the last Valid Day of the relevant Settlement Averaging Period.

Net Shares:

In respect of any Option exercised or deemed exercised, a number of Shares equal to (i) the Option Entitlement on the Conversion Date multiplied by (ii) the sum of the quotients, for each Valid Day during the applicable Settlement Averaging Period for such Option, of (A) the VWAP Price on such Valid Day less the Strike Price, divided by (B) such VWAP Price, divided by (iii) the number of Valid Days in such Settlement Averaging Period; provided, however, that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number “zero”.

Valid Day:

A day on which (i) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, in the principal other market on which the Shares are then traded and (ii) there is no Market Disruption Event.

Scheduled Valid Day:

A day on which trading in the Shares is scheduled to occur on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a “Business Day.”

VWAP Price:

On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GAP <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method).

Settlement Averaging Period:

For any Option, (x) if Counterparty has, on or prior to the first Valid Day of the Final Conversion Period, delivered a Notice of Exercise to Dealer with respect to such Option with a Conversion Date occurring prior to the first Valid Day of the Final Conversion Period, (i) if Net Share Extended Settlement applies, the ninety (90) consecutive Valid Days commencing on and including the second Valid Day following such Conversion Date or (ii) if Net Share Regular Settlement, Combination Settlement or Cash Settlement applies, the thirty (30) consecutive Valid Days commencing on and including the second Valid Day following such Conversion Date, or

(y) if Counterparty has, on or following the first Valid Day of the Final Conversion Period, delivered a Notice of Exercise to Dealer with respect to such Option with a Conversion Date occurring on or following the first Valid Day of the Final Conversion Period, (i) if Net Share Extended Settlement applies, the ninety (90) consecutive Valid Days commencing on, and including, the ninety second (92nd) Scheduled Valid Day immediately prior to the Expiration Date or (ii) if Net Share Regular Settlement, Combination Settlement or Cash Settlement applies, the thirty (30) consecutive Valid Days commencing on, and including, the thirty second (32nd) Scheduled Valid Day immediately prior to the Expiration Date.

Combination Amount:

In respect of any Option exercised or deemed exercised, (A) an amount of cash equal to the difference between (i) the lesser of (x) the Specified Cash Amount and (y) the Conversion Value and (ii) $1,000, and (B) to the extent the Conversion Value exceeds the Specified Cash Amount, a number of Shares equal to the sum of the Daily Share Amounts for each of the Valid Days during the applicable Settlement Averaging Period; provided, however, that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number “zero”.

Daily Share Amount:

Means, for each Valid Day during the applicable Settlement Averaging Period, (A) the greater of (i) zero and (ii) the Option Entitlement on the Conversion Date minus the quotient of (x) the product of (1) the Applicable Percentage and (2) the Specified Cash Amount divided by (y) the VWAP Price on such Valid Day divided by (B) 30.

Conversion Value:	Means the product of (i) the Option Entitlement on the Conversion Date and (ii) the average of the VWAP Prices on each of the Valid Days during the applicable Settlement Averaging Period.

Settlement Date:

For any Option, the date Shares will be delivered with respect to the Convertible Securities related to such Options, under the terms of the Supplemental Indenture; provided that if Net Share Extended Settlement applies, the Settlement Date shall be the date Shares and/or cash would have been required to be delivered if Combination Settlement or Cash Settlement applied to the settlement of such Relevant Convertible Securities.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in the Dilution Adjustment Sections (as defined in the Supplemental Indenture), the Calculation Agent shall make a corresponding adjustment, if necessary, to the terms relevant to the exercise, settlement or payment of the Transaction, subject to the definition of Conversion Rate. Promptly (but in no event later than the close of business on the following New York Business Day) upon the occurrence of any “Adjustment Event” (as defined in the Supplemental Indenture) Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Supplemental Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall promptly (but in no event later than the close of business on the following New York Business Day) notify the Calculation Agent in writing of the details of such adjustment necessary to make such corresponding adjustment hereunder.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the Consequences of Merger Section (as defined in the Supplemental Indenture).

Tender Offer:

Applicable. Notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in the Consequences of Tender Offer Section (as defined in the Supplemental Indenture).

Consequences of Merger Events and Tender Offers:

Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or Tender Offer, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Supplemental Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to the Conversion Rate Adjustment Sections and the election, if any, by Counterparty to adjust the Conversion Rate; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment.

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the Merger Date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Supplemental Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:		Applicable

(c) Insolvency Filing:		Applicable

(d) Hedging Disruption:		Applicable

(e) Increased Cost of Hedging:		Applicable

Hedging Party:		For all applicable Additional Disruption Events, Dealer

Determining Party:		For all applicable Extraordinary Events, Dealer

Non-Reliance:		Applicable

Agreements and Acknowledgments Regarding Hedging Activities:		Applicable

Additional Acknowledgments:		Applicable

3. Calculation Agent:

Dealer, which shall at all times act in good faith and in a commercially reasonable manner. In addition, Dealer shall use commercially reasonable efforts under the circumstances to consult with Counterparty on decisions it makes in its capacity as Calculation Agent; provided that Dealer shall not be required to take into account or be bound by any considerations raised by Counterparty.

4. Account Details:

Dealer Payment Instructions:		Bank of America New York, NY SWIFT: BOFAUS65

Bank Routing: 026- 009- 593

Account Name: Bank of America

Account No. : 0012333- 34172

Counterparty Payment Instructions:		To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: New York

Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Attention:	John Servidio
Telephone:	212-847-6527
Facsimile:	212-230-8610

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	The Great Atlantic & Pacific Tea Company
2 Paragon Drive
Montvale, New Jersey 07645
Attn:	Brenda Galgano, Senior Vice President & Chief Financial Officer
Telephone:	201-571-4363
Facsimile:	201-571-8715

(b) Address for notices or communications to Dealer:

To:	Bank of America, N.A.
c/o Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Attn:	John Servidio
Telephone:	212-847-6527
Facsimile:	212-230-8610

          7. Representations, Warranties and Agreements:

          (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

          (i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

          (ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

          (iii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

          (iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

          (vi) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

          (vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

          (viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

          (ix) On each of the Trade Date, the Premium Payment Date and the Additional Premium Payment Date, if any, Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

          (x) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Sections 1 and 3 of the Underwriting Agreement are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

          (xi) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

          (b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

          (c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

          (d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) intended to be a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is intended to be entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

          (e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance (subject to customary qualifications, assumptions and exceptions), with respect to the matters set forth in Section 3(a) of the Agreement.

          8. Other Provisions:

          (a) Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in the Default Events (as defined in the Supplemental Indenture), (ii) an Amendment Event, or (iii) a Repayment Event and shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(a) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Repayment Event.

          “Amendment Event” means that Counterparty amends, modifies, supplements or waives any term of the Supplemental Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend.

          “Repayment Event” means that (A) any Convertible Securities are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (whether following acceleration of the Convertible Securities or otherwise), or (D) any

Convertible Securities are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Securities pursuant to the terms of the Supplemental Indenture as in effect on the date hereof shall not be Repayment Events.

          (b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 8(k) below, Dealer shall owe Counterparty any amount pursuant to Section 12.2 or 12.3 of the Equity Definitions and “Consequences of Merger Events and Tender Offers” above, or Sections 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent in good faith, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical

Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

          (c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance commercially reasonably satisfactory to Dealer and Counterparty, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. For the avoidance of doubt, unless Counterparty elects to purchase Hedge Shares from Dealer pursuant to clause (iii) above, under no circumstances shall Counterparty be required to pay cash to purchase Hedge Shares from Dealer.

          (d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

          Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

          Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to the Counterparty” in the first sentence of such section.

          (e) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice when and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, solely relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

          (f) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld. In addition, Dealer may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates (ii) any entities sponsored or organized by, or on behalf of or for the benefit of Dealer or (iii) any person of credit quality equivalent to Dealer; provided further that at any time at which the Equity Percentage exceeds 8.5% (an “Excess Ownership Position”) or a Hedging Disruption has occurred and is continuing, if Dealer, in its commercially reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms commercially reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act (collectively, “Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

          (g) Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

          (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Conversion Reference Period (as defined in the Supplemental Indenture) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

          (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

          (h) Right to Extend. Dealer may postpone any Potential Exercise Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its commercially reasonable discretion, that such extension is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

          (i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

          (j) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty,

Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

          (k) Netting and Set-off.

          (i) If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Counterparty to Dealer and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Dealer to Counterparty and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

          (ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that Dealer or any affiliate of Dealer may have to or against Counterparty hereunder or under the Agreement against any right or obligation Dealer or any of its affiliates may have against or to Counterparty, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or hereunder. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(iii) Counterparty shall not net or set off its obligations, if any, under the Transaction against its rights against Dealer under any other transaction or instrument.

Dealer shall not net or set off its obligations, if any, under the Transaction against its rights against Counterparty under any other transaction or instrument.

          (l) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

          (m) Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated with the underwriters pursuant to the Underwriting Agreement for any reason by the close of business in New York on December 18, 2007 (or such later date as agreed upon by the parties, which in no event shall be later than December 28, 2007) (December 18, 2007 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of the reasonable costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

          (n) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF COUNTERPARTY OR DEALER OR THEIR RESPECTIVE AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

          (o) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

          Counterparty hereby agrees (a) to check this Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and promptly returning an executed copy to John Servidio, Facsimile No. 212-230-8610.

Yours faithfully,

BANK OF AMERICA, N.A.

	By:	/s/ Michael Voris

Name: Michael Voris
Authorized Signatory

Agreed and Accepted By:

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By:	/s/ William Moss

Name: William Moss
Title: Vice President and Treasurer